Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

JOHN W.  FROMAN JOINS ROSS STORES
BOARD OF DIRECTORS

     Pleasanton, California, November 21, 2007 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that John W. Froman has been elected to its Board of Directors effective immediately.

     Mr. Froman, age 53, served as President and Chief Executive Officer of NAMCO Pool & Patio from 2005 to 2007. Prior to that, he spent almost 20 years in various management roles at Circuit City, ultimately serving as its Executive Vice President and Chief Operating Officer. He began his retail career over 30 years ago at Avon Products, Inc. Mr. Froman received his BBA in Finance from the University of Notre Dame in 1976.

     In commenting on this news, Michael Balmuth, Vice Chairman, President and Chief Executive Officer of Ross Stores, stated, “We are delighted to have John Froman join our Board of Directors. We believe that his extensive business knowledge and in-depth retail management experience will make him a valuable resource for the Company and its stockholders.”

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. The Company currently operates 841 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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